UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2009
R. G. BARRY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13405 Yarmouth Road N.W., Pickerington, Ohio 43147

(Address of principal executive offices) (Zip Code)
(614) 864-6400

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Compensation Committee of the Board of Directors (the “Board”) of R.G. Barry Corporation (the “Company”) has adopted the R. G. Barry 2010 Management Bonus Plan (the “2010 Bonus Plan”). Certain employees of the Company, including the named executive officers, are eligible to participate in the 2010 Bonus Plan. Bonuses under the plan are based on the achievement of Company performance objectives (based on pre-incentive, pre-tax income) in fiscal year 2010 at varying levels. Upon the achievement of these objectives, a participant will receive a bonus based on a percentage of his or her annual salary. Potential bonus levels of the Company’s named executive officers under the 2010 Bonus Plan range from 10% to 140% of a participant’s fiscal year 2010 annual base salary, depending upon the participant’s position with the Company. The threshold, target and maximum potential bonuses (if applicable objectives are met) of the Company’s named executive officers are indicated below:

		Potential Bonus
		(as % of Annual Base Salary)
Name	Position	Threshold	Target	Maximum
Greg A. Tunney	President and Chief Executive Officer	25.0	60.0	140.0
Jose Ibarra	Sr. Vice President — Finance, Chief Financial Officer and Secretary	17.5	30.0	70.0
Glenn Evans	Sr. Vice President — Sourcing and Logistics	12.5	25.0	60.0
Lee Smith	Sr. Vice President — Creative Services	12.5	25.0	60.0
Thomas Konecki	President — Private Brands	10.0	20.0	48.0
     The approval of the 2010 Bonus Plan by the Compensation Committee shall not be deemed to create an enforceable agreement between the Company and any eligible participant, and the Board retains the discretion to change the design of, and participants in, the 2010 Bonus Plan without notice to or approval of participants. No entitlement to payments under the 2010 Bonus Plan will exist until the payments are authorized by the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION
November 4, 2009	By:	/s/ Gary L. Sandefur
Gary L. Sandefur
Corporate Controller